Exhibit 10.15

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
DEFERRED COMPENSATION PLAN NO. 2
FOR NON-EMPLOYEE DIRECTORS

Article I – Purpose and Participation

The purpose of the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan No. 2 for Non-Employee Directors (“Plan”) is to enhance the ability of Schweitzer-Mauduit International, Inc. (“SWM”) to attract and retain as members of its Board of Directors (“Board”) individuals of outstanding competence.

Article II – Definitions

As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context.  Some of the words and phrases used in the Plan are not defined in this Article II, but for convenience, are defined as they are introduced into the text.  Words in the masculine gender shall be deemed to include the feminine gender.  Any headings used are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.

2.1                                 Annual Deferral.  The amount of the annual retainer or meeting fees which the Director elects to defer in each Deferral Period pursuant to Article 3.2 of the Plan.

2.2                                 Beneficiary.  An individual or entity designated by a Participant in accordance with Article 8.11.

2.3                                 Board or Board of Directors.  The Board of Directors of the Corporation.

2.4                                 Change of Control.  For the purposes of this Plan, a Change of Control shall mean the date as of which:  (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Act of 1934, acquires actual or beneficial ownership of shares of the Corporation having 15% or more of the total number of votes that may be cast for the election of Directors of the Corporation; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

Notwithstanding the foregoing, in the event that the regulations of the Secretary of the Treasury defining a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” for purposes of Section 409A of the Code, are more restrictive than the foregoing definition, then the definition in the Treasury Regulations shall be substituted for the foregoing definition of Change of Control.

2.5                                 Code.  The Internal Revenue Code of 1986.  Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.6                                 Committee.  The Compensation Committee of the Corporation’s Board of Directors.

2.7                                 Corporation.  Schweitzer-Mauduit International, Inc.

2.8                                 Deferral Accounts.  The Stock Unit Account and the Investment Account established for each Director participating in this Plan pursuant to Sections 4.2 and 4.3, respectively, of the Plan.

2.9                                 Deferral Election.  The election made by the Director pursuant to Article 3.2 of the Plan.

2.10                           Deferral Period.  The Plan Year, or in the case of a new Director elected during a Plan Year, the remaining portion of the Plan Year.  In the case of the first Plan Year, the Deferral Period commences January 1, 2005 and ends December 31, 2005.

2.11                           Disability.  A Director shall be considered to have experienced a “Disability” or to be disabled, for purposes of this Plan, if the Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

2.12                           Effective Date.  January 1, 2005.

2.13                           Fair Market Value.  Shall have the meaning given to such term in Article 4.2.

2.14                           IRS.  The Internal Revenue Service.

2.15                           Plan.  The Schweitzer-Mauduit International, Inc. Deferred Compensation Plan No. 2 for Non-Employee Directors.

2.16                           Plan Administrator.  The Corporation’s Board of Directors or a committee thereof as appointed by the Board from time to time.

2.17                           Plan Year.  “Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31.

2.18                           Rabbi Trust.  The trust which the Corporation, as grantor, may establish, in its discretion, as a trust intended to qualify under subpart E, part I, Subchapter J, chapter 1, Subtitle A of the Code as a grantor trust for the Plan.

2.19                           Valuation Date.  Shall have the meanings, as applicable, given to such term in Sections 5.1, 5.2, 5.3 and 5.4.

Article III – Eligibility and Participation

3.1                                 Non-employee members of the Board (“Directors”) may elect to defer receipt of all or any portion of earned Director’s annual retainer fees paid in SWM common stock pursuant to the Schweitzer-Mauduit International, Inc. Outside Director Stock Plan into a stock unit account (the “Stock Unit Account”) and Board and committee meeting fees, established by resolution of the Board from time to time and other amounts paid to Directors in cash by the Corporation, into an Investment Account (the “Investment Account”)(collectively, the retainer fees, Board and committee meeting fees and other sums are called “Director’s Compensation” herein).  One-quarter of a Director’s annual retainer fee shall be deemed earned on the first business day of each calendar quarter and all Board and committee meeting fees shall be deemed earned on the last business day of the calendar month in which the meeting is attended by the Director.

3.2                                 A Director must submit a Deferral Election Form to SWM’s Vice President-Administration by December 15 indicating deferrals elected for the following Plan Year.

3.3                                 If any individual initially becomes a Director during a Plan Year, he or she may elect to defer Director’s Compensation to be earned during that Plan Year before attendance at the first Board or committee meeting following election to the Board (and in all events no later than 30 days after election to the Board).

Article IV – Deferred Compensation Accounts

4.1                                 For record-keeping purposes only, SWM shall maintain a Stock Unit Account and an Investment Account.

4.2                                 Stock Unit Account.   The Stock Unit Account shall consist of fictional shares (“Stock Units”) of SWM par value $0.10 common stock (“Common Stock”) accumulated and accounted for the sole purpose of determining the pay out in shares of Common Stock or the cash equivalent upon any distribution of benefits under this portion of a Director’s deferred compensation.

4.2.1                        One quarter of the Director’s deferred annual retainer fee will be credited to the Stock Unit Account on the first trading day on the New York Stock Exchange (“Trading Day”) of each calendar quarter during the Plan Year to the hypothetical purchase of whole or fractional shares of Common Stock on that day.

4.2.2                        For purposes of determining the number of whole or fractional shares of Common Stock which shall be credited to the Stock Unit Account, the hypothetical purchase shall be deemed to be made at Fair Market Value on the date of the hypothetical purchase.  For purposes of Article 4.2, Fair Market Value shall be the mean between the high and low sales prices of the Common Stock, on the relevant date as reported on the composite list used by the Wall Street Journal for reporting stock prices, or if no such trading in the Common Stock shall have taken place on that day, on the last preceding day on which there was such trading in the Common Stock.

4.2.3                        The equivalent of any cash dividends paid with respect to the shares of Common Stock shall be applied on the last business day of the month in which such dividends are paid, based on the hypothetical number of shares of Common Stock in the Stock Unit Account as of the record date for such dividend, to the hypothetical purchase of whole or fractional shares of Common Stock at Fair Market Value and credited to the Stock Unit Account.

4.2.4                        In the event SWM pays a stock dividend or reclassifies or divides or combines its outstanding Common Stock then an appropriate adjustment shall be made in the hypothetical number of shares of Common Stock held in the Stock Unit Account.

4.3                                 Investment Account – As of the end of each calendar month in which a Director would be entitled to payment of Board or committee meeting fees, SWM shall credit to the Investment Account the amount of such meeting fees that were deferred by the Director in the Deferral Election Form submitted for the applicable Plan Year.

4.3.1                        Any distribution of benefits from an Investment Account shall be charged to that account as of the date such payment is made by SWM or by the trustee of any Rabbi Trust established by the Corporation for the Plan.

4.4                                 Earnings and Losses on the Investment Account – The Investment Account balance shall be credited or debited, as the case may be, with deemed net income, gain and loss, including the deemed net unrealized gain and loss based on hypothetical investment directions made by the Participant with respect to the Investment Account on the Deferral Election Form, in accordance with investment options and procedures adopted by the Plan Administrator in its sole discretion, from time to time.

4.5                                 Hypothetical Nature of Accounts – The Plan constitutes an unsecured promise by SWM to make the benefit distributions in the future in the amount of the cash account balance in the Investment Account, after adjustment for gains or losses, and for the number of whole or fractional shares of Common Stock in the Stock Unit Account.  Any Deferral Account established for a Director under this Plan shall be hypothetical in nature and shall be maintained solely for the Corporation’s record-keeping purposes so that any contributions can be credited and deemed investment earnings and losses on such amounts can be credited (or debited, as the case may be).  Neither the Plan, the Investment Accounts (or subaccounts) nor the Stock Unit Account shall hold any actual funds or assets.

4.5.1                        The right of any individual or entity to receive one or more payments or distributions of shares of Common Stock under the Plan shall be an unsecured claim against the general assets of the Corporation.  Any liability of the Corporation to any Director, former Director, or Beneficiary with respect to a right to payment or distribution shall be based solely upon contractual obligations created by the Plan.  The Corporation, the Board of Directors, the Committee, the Plan Administrator and any individual or entity shall not be deemed to be a trustee of any amounts to be paid or shares of Common Stock to be distributed under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Director, former Director, Beneficiary, or any other individual or entity.

4.5.2                        The Corporation may, in its sole discretion, establish a Rabbi Trust as a vehicle in which to place funds or shares of Common Stock with respect to this Plan.  If established, all benefits payable under this Plan to a Director shall be paid directly by the Corporation from the Rabbi Trust.  To the extent that such benefits are not paid from the Rabbi Trust, the benefits shall be paid from the general assets of the Corporation and shall be reimbursed to the Corporation by the Rabbi Trust at the Corporation’s request upon presentation of reasonable proof that the Corporation made such payment.  The assets of the Rabbi Trust shall be subject to the claims of the Company’s creditors in the event of its insolvency.  Except as to any amounts paid or payable to a Rabbi Trust, the Company shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Directors shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.

4.5.3                        The Corporation does not in any way guarantee any Director’s Investment Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence.  In no event shall any employee, officer, director, or stockholder of the Corporation be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Director, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment of benefits thereunder.

Article V – Benefits

5.1                                 Disability.  If a Director suffers a Disability while serving as a Director of the Corporation and before he is entitled to benefits under this Plan, he shall receive the number of shares of Common Stock and the cash amount credited to his Deferral Accounts as of the Valuation Date, which for purposes of this Article 5.1 shall be the date on which the Director is determined by the Committee to have suffered a Disability.  No further investment gains or losses shall be credited or debited against the Investment Account as of and after the Valuation Date.  Dividends shall continue to be paid on shares of Common Stock in the Stock Unit Account and credited to that account in whole or fractional shares of Common Stock in accordance with the Plan terms.  Distribution of benefits from the Deferral Accounts under this Article shall commence within thirty (30) days after the date on which the Committee determines the existence of the Director’s Disability and in accordance with the payment method elected by the Director on his Deferral Election Form.

5.2                                 Pre-Termination Survivor Benefit.  If a Director dies before becoming entitled to benefits under this Article, the Beneficiary or Beneficiaries designated pursuant to Article 8.11 shall receive the cash amount and a distribution of the number of shares of Common Stock credited to the Director’s Deferral Accounts as of the Valuation Date, which for purposes of this Article 5.2 shall be the date the Director died or the first business day thereafter if such date falls on a holiday or a weekend. No further investment gains or losses shall be credited or debited against the Investment Account as of and after the Valuation Date.  Dividends shall continue to be paid on shares of Common Stock in the Stock Unit Account and credited to that account in whole or fractional shares of Common Stock in accordance with the Plan terms. Distribution of any benefits under this Article shall be made within thirty (30) days after the Director’s death, or if later, within thirty (30) days after the date on which the Plan Administrator receives notification of or otherwise confirms the Director’s death.

5.3                                 Post-Termination Survivor Benefit.  If a Director dies after benefits have commenced, but prior to receiving complete payment of benefits under this Plan, the Beneficiary or Beneficiaries designated under Article 8.11, shall receive in a single lump sum the cash amount and a distribution of the number of shares of Common Stock credited to the Director’s Deferral Accounts as of the Valuation Date determined in accordance with Article 5.2.  No further investment gains or losses shall be credited or debited against the Investment Account as of and after the Valuation Date.  Dividends shall continue to be paid on shares of Common Stock in the Stock Unit Account and credited to that account in whole or fractional shares of Common Stock in accordance with the Plan terms.  Distribution of any benefits under this Article shall be made within thirty (30) days after the Director’s death, or if later, within thirty (30) days after the date on which the Plan Administrator receives notification of or otherwise confirms the Director’s death.

5.4                                 Change of Control.  If a Change of Control occurs before a Director becomes entitled to receive benefits by reason of any of the above Articles or before the Director has received complete payment of his benefits under this Plan, he shall receive a lump sum payment of the cash amount and a distribution of the shares of Common Stock credited to his Deferral Accounts as of the Valuation Date which for purposes of this Article 5.4 shall mean the business day immediately preceding the date on which the Company receives notice of facts indicating that a Change of Control occurred.  No further investment gains or losses shall be credited or debited against the Investment Account as of and after the Valuation Date.  Dividends shall continue to be paid on shares of Common Stock in the Stock Unit Account and credited to that account in whole or fractional shares of Common Stock in accordance with the Plan terms. Distribution of any benefits under this Article shall commence within thirty (30) days after the Valuation Date.

Article VI – Benefit Distributions

6.1                                 Distributions from either the Stock Unit Account or the Investment Account or transfers between the two accounts shall not be allowed while the individual remains a Director of SWM.

6.2                                 At the time of filing a Deferral Election Form, a Director must indicate an election to receive distribution of: (1) the entire amount in the Investment Account and a distribution of all shares of Common Stock in the Stock Unit Account immediately following the end of the month in which the participant is no longer a Director, (2) the entire balance in the Investment Account and the Stock Unit Account in five (5) or ten

(10) annual installments with the initial distribution made in the following January.  If no distribution election is made by the Director or no election form is in effect at the time a participant is no longer a Director, the balance of cash and shares of Common Stock in such Director’s Deferral Accounts will be distributed in installments over five years.  Annual installments shall be calculated each year by dividing the remaining Investment Account balance and the number of shares of Common Stock remaining in the Stock Unit Account as of January 1 of that year by the remaining number of installments.  Any Deferral Election may be amended provided that all of the following requirements are met:

(i)                                     the amendment of the Deferral Election shall not take effect until at least 12 months after the date on which such amendment is made;

(ii)                                  in the case of an amendment of a Deferral Election related to a payment not made on account of the Participant’s death or Disability, the first payment with respect to which the amendment is made shall in all cases be deferred for a period of not less then 5 years from the date on which such payment otherwise would have been made;

(iii)                               in the case of an amendment of an election related to a payment that is to be made at a specified time or pursuant to a fixed schedule, such an amendment of the election must be made at least 12 months prior to the date of the first scheduled payment.

6.3                                 If the Director or former Director dies before all payments have been made, distribution(s) shall be made to the beneficiary designated by the Director in the Deferral Election Form.  The designated beneficiary may be changed from time to time by delivering a new Beneficiary designation in writing to SWM’s Vice President - Administration.  If no designation is made, or if the named beneficiary predeceases the Director, distributions of benefits shall be made to the Director’s estate.

Article VII – Establishment of Trust

7.1                                 Establishment of Trust.  The Corporation may establish a Rabbi Trust (“Trust”) for the Plan.  If established, all benefits payable under this Plan to a Director shall be paid directly by the Corporation from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation and shall be reimbursed to the Corporation by the Trust at the Corporation’s request upon presentation of reasonable proof that the Corporation made such payment.  Any Trust shall be an irrevocable grantor trust which is intended to qualify as such under subpart E, part I, Subchapter J, chapter 1, Subtitle A of the Code. The assets of the Rabbi Trust are subject to the claims of the Corporation’s creditors in the event of its insolvency.  Except as to any amounts paid or payable to a Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Director and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.

7.2                                 Distribution of Benefits from the Trust.  In the event a Trust is established and benefit distributions are not made by the Corporation in accordance with the terms of the Plan, a Director may petition the trustee of the Trust directly for distribution of benefits and the trustee may make such distributions directly to the Director upon the trustee’s good faith determination that the benefit distribution was in fact owed, was not timely made by the Corporation and that there are sufficient assets in the Trust to make the distribution.

Article VIII – Miscellaneous

8.1                                 Benefits provided under this Plan are unfunded obligations of the Corporation.  Nothing contained in this Plan shall require the Corporation to segregate any monies or other assets from its general funds or assets with respect to such obligations.  This Plan is not an employee benefit plan as defined in the Employee Retirement Income Security

Act of 1974, as amended, and is not intended for the benefit of any common law employee of the Corporation.

8.2                                 The Board shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation and for carrying out the provisions hereof, and shall have all such powers as may be necessary to do so.  The Board shall have the right to delegate from time to time the administration of the Plan, in whole or in part, to any committee of the Board.  The decisions made, and the actions taken, by the Board or any committee thereof in the administration of the Plan shall be final and conclusive on all persons, and no member of the Board or any committee thereof shall be subject to individual liability with respect to the Plan.

8.3                                 Neither the Director nor any beneficiary nor any next-of-kin shall have the right to assign or otherwise alienate the right to receive payments hereunder, in whole or in part, which payments are expressly non-assignable and non-transferable, whether voluntarily or involuntarily.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such amount, whether presently or thereafter payable, shall be void.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Director.

8.4                                 The Corporation shall withhold from amounts paid under this Plan any taxes or other amounts required to be withheld by law.  The Corporation shall comply with all governmental reporting requirements applicable to the Plan or any payment pursuant to the Plan.

8.5                                 The Board, may at any time, amend the Plan for whatever reasons it may deem appropriate.  No amendment shall (a) impair the rights of a participant with respect to amounts then in the participant’s account of (b) be effective without the written consent of the Directors.  All references to action by the Directors shall mean a vote of a majority of the total number of Directors authorized by the Board unless such action may potentially result in the loss of deferred tax treatment of the plan benefits, in which case the unanimous vote of the Board shall be required.

8.6                                 Each Director in the Plan will receive a quarterly statement indicating the dollar amount credited to the participant’s Investment Account and the number of shares of Common Stock in the Unit Stock Account as of the end of the preceding calendar quarter.

8.7                                 This Plan shall become effective with respect to annual retainer and meeting fees earned on and after January 1, 2005 with all elections and designations filed by the Directors prior to January 1, 2005 pursuant to this Plan becoming effective as of such date.

8.8                                 Good Faith Distribution of Benefits.  Any distribution of benefits made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

8.9                                 Binding Effect.  The provisions of this Plan shall be binding upon the Corporation and its successors and assigns and upon every Director and his heirs, Beneficiaries, estates and legal representatives.

8.10                           Director Change of Address.  Each Director entitled to benefits shall file with the Corporation’s Vice President - Administration, in writing, any change of address.  Any check representing payment and any communication addressed to a Director or a former Director at this last address filed with the Corporation’s Vice President - Administration, or if no such address has been filed, then at his last address as indicated on the Corporation’s records, shall be binding on such Director for all purposes of the Plan, and neither the Plan Administrator, the Corporation, any trustee, nor any other payor shall be obliged to search for or ascertain the location of any such Director.  If the Plan Administrator is in doubt as to the address of any Director entitled to benefits or as to whether benefit payments are being received by a Director, it shall, by registered mail addressed to such Director at his last known address, notify such Director that:

(i)                                     All unmailed and future Plan payments shall be withheld until Director provides the Plan Administrator with evidence of such Director’s continued life and proper mailing address; and

(ii)                                  Director’s right to any Plan payment shall, at the option of the Committee, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Director or his Beneficiary shall not have provided the Committee with evidence of his continued life and proper mailing address.

8.11                           Designation of Beneficiary.  Each Director shall designate, by name, on the Deferral Election Form, the Beneficiary(ies) who shall receive any benefits which might be payable after such Director’s death.  A Beneficiary designation may be changed or revoked in writing by the Director making the designation without such Beneficiary’s consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity’s present or future rights.  If the designated Beneficiary does not survive the Director, all amounts that would have been paid to such deceased Beneficiary shall be paid to the Director or to his estate.

8.11.1  No Director shall designate more than three (3) simultaneous Beneficiaries, and if more than one (1) Beneficiary is named, Director shall designate the share to be received by each Beneficiary.  Despite the limitation of three (3) Beneficiaries, a Director may designate more than three (3) Beneficiaries provided such beneficiaries are the surviving spouse and children of the Director.  If a Director designates alternative, successor, or contingent Beneficiaries, such Director shall specify the shares, terms and conditions upon which amounts shall be paid or shares of Common Stock distributed to such multiple, alternative, successor or contingent beneficiaries.  Any payment made under this Plan or distribution of shares of Common Stock after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.

8.12                           Claims.  Any claim for benefits must initially be submitted in writing to the Corporation’s Vice President - Administration.  If such claim is denied (in whole or in part), the claimant shall receive notice from the Plan Administrator, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Plan.  Such notice shall be provided within ninety (90) days after the date on which the claim for benefits is received by the Corporation’s Vice President - Administration, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 90-day period.  The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision.  Any such extension shall not exceed 90 days.  Any disagreements about such interpretations and construction may be appealed in writing by the claimant to the Plan Administrator within sixty (60) days after the date on which the claimant receives the notice with respect to the claim denial.  The Plan Administrator shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons, unless special circumstances require an extension of time for reviewing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial sixty (60) day period.  Any such extension shall be provided to the claimant prior to the commencement of the extension.  Any such extension shall not exceed 60 days.  No member of the Board, or any committee thereof, and no officer, employee or agent of the Corporation shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.

8.12.1  Provided that the Corporation has established a Rabbi Trust for the Plan pursuant to which the trustee has agreed to act in a capacity other than as a directed trustee in the event of a Change in Control, the trustee of the Trust shall perform the duties of the Plan Administrator under this Article 8.12 following a Change of Control.

8.13                           Nothing contained in the Plan shall be construed as a commitment by the Board to nominate any person for election or re-election to the Board.  Nothing contained in this Plan shall be construed to create a right in any person to be elected or to continue to serve as a Director.

8.14                           The adoption of this Plan shall have no effect on the existing Schweitzer-Mauduit International, Inc. Outside Directors Stock Plan.  Nothing contained in this Plan shall prevent SWM from adopting other or additional compensation plans or arrangements for its non-employee Directors.

8.15                           Governing Law.  To the extent not superseded by the laws of the United States, the laws of the State of Georgia (except for the provisions of Georgia law relating to conflicts of laws) shall be controlling in all matters relating to this Plan.

8.16                           Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

IN WITNESS WHEREOF, Schweitzer-Mauduit International, Inc. has adopted the foregoing instrument effective as of January 1, 2005.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:	/s/ William R. Foust

Title:	Vice President - Administration